3701 Wayzata Blvd Suite 500 | Minneapolis, MN 55416 |
952-947-7777

REGIS CORPORATION

John Davi
103 Twin Ridge Drive
San Louis Obispo, CA 93405

October 5, 2021

Dear John,

On behalf of Regis Corporation ("Regis"), I am pleased to offer you employment with Regis in the role of Executive Vice President, Chief Technology Officer with the following terms:

- **Start date:** October 13, 2021
- **Base salary:** $350,000
- **Annual Bonus**: You will be eligible for a cash bonus under the Regis Corporation Short-Term Incentive Plan with an annual target payout equal to 70% of your annualized base salary. Your annual bonus for fiscal year 2022 will be prorated based on the number of days you work for Regis during the fiscal year.
- **Equity Grants:** You will be eligible for annual equity grants as determined by the Regis Board of Directors' Compensation Committee.

  For fiscal year 2022, your annual equity grant, which will be granted effective October 15, 2021, will be in the form of 75,000 non-qualified stock options and 75,000 cash-settled stock appreciation rights, in each case subject to vesting at the rate of 20% on the first anniversary of the grant date, 20% on the second anniversary of the grant date and the remaining 60% will vest on the third anniversary of the grant date, provided you are still employed with Regis on each applicable vesting date, and otherwise subject to the terms of the Regis Corporation Long-Term Incentive Plan and the applicable grant agreement(s).
- **Employee Benefits:** You will be eligible to participate in executive level perquisites and employee benefit plans and programs generally available to other senior executives of the company, subject to the terms and conditions of such plans and programs, which may change from time to time. A summary of Regis' current benefit plans and programs is attached.
- **Severance:** As an Executive Vice President, you are covered by the Senior Executive Severance Policy dated May 18, 2020, which plan may be amended from time to time.
- **Covenants:** Confidentiality and restrictive covenants (form of agreement attached).

You understand that this offer, should you accept it, supersedes and replaces any other offer of employment or other agreement between you Regis with respect to your employment with Regis. In addition, notwithstanding any other language in the Consulting Agreement, by signing this offer below you agree that the Consulting Agreement shall terminate effective as of October 12, 2021. This offer is contingent upon complying with Regis' hiring requirements including, but not limited to, signing a confidentiality and restrictive covenants agreement, and your representation that you are able to perform the duties of the position and are nothindered by a non-compete or other agreement with any other employer which would prevent you from working at Regis. Your employment with Regis will be at-will, which means either you or Regis may terminate your employment at any time for any reason, subject to any rights you may have under the Senior Executive Severance Policy referred to above.

As an executive officer, it is also contingent on approval by the Regis Board of Directors after your completion of a

questionnaireregarding related party transactions and other public company matters.

John, I am delighted to provide you the opportunity to join our team and look forward to serving with you in the future. Please sign below to indicate your approval.

Respectfully,

Felipe Athayde
Chief Executive Officer

Accepted by: John Davi